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                                                                    EXHIBIT 99.5

                             SHAREHOLDERS AGREEMENT

      This SHAREHOLDERS AGREEMENT (this "Agreement") is made and entered into as of July 12, 2004, by and among Bank of America Corporation, a Delaware corporation ("Parent"), and National City Corporation, a Delaware corporation ("Shareholder"), and a shareholder of National Processing, Inc., an Ohio corporation (the "Company").

                                    RECITALS

            A. Concurrently with the execution of this Agreement, Parent, Monarch Acquisition, Inc., an Ohio corporation and wholly owned indirect Subsidiary of Parent ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), which provides for the merger of Merger Sub with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation"). In the Merger, each share of Company Common Stock, other than Dissenting Shares and any shares of Company Common Stock owned by Parent or Merger Sub or held in the treasury of the Company, will be converted into the right to receive the Merger Consideration, on the terms and subject to the conditions of the Merger Agreement.

            B. As of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of and has the sole right to vote and dispose of 44,365,400 shares of Company Common Stock (the "Shares").

            C. Shareholder is entering into this Agreement, and causing its Subsidiary, National City Bank of Kentucky ("NCBK") to enter into that certain Service and Sponsorship Agreement of even date herewith (the "Sponsorship Agreement"), as a material inducement and consideration to each of Parent and Merger Sub to enter into the Merger Agreement and for Parent to supply funds to the Company to make payment under the Sponsorship Agreement.

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

            1. Definitions. Capitalized terms that are used in this Agreement and are not otherwise defined herein will have the meanings ascribed to such terms in the Merger Agreement.

            (a) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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            (b) "Business" means the business of (i) authorizing, processing, transmitting, settling and reporting Charge Card transactions for merchants,
(ii) the settlement and reporting of commission payments for car rental companies, cruise line operators, tour operators and hotels and (iii) the collection, settlement and reporting of health-care claims between insurance payers and health-care providers; provided, however, that "Business" shall not include (x) authorizing Charge Card transactions by a financial institution on behalf of its own Charge Card holders or (y) the collection or settlement of health-care claims by a financial institution on behalf of its customers in connection with those customers' use of their checking, savings, money market, Automated Clearinghouse (ACH) transfers (in connection with such financial institution's cash management function) or similar accounts with such financial institution.

            (c) "Cash" means cash, cash equivalents and marketable securities and excludes any cash in a settlement account at Shareholder but shall be deemed to include any amounts paid by the Company from and including April 1, 2004 through and including September 30, 2004 for (i) legal fees and costs and investment banking fees (including related costs) incurred by the Company in connection with the negotiation, execution and performance of this Agreement and the Merger Agreement and the transactions and other agreements contemplated hereby and thereby and (ii) any severance or change in control payments made to any employee of the Company resulting from consummation of the Merger.

            (d) "Charge Card" means (i) a valid card issued by (A) an issuing member of MasterCard International, Inc. ("MasterCard") or VISA U.S.A., Inc. or VISA International Inc. (collectively, "VISA") that contains the MasterCard service mark or the Visa Blue, White and Gold bands design service mark (or such marks as MasterCard or VISA (or their successors) may establish from time to time), or (B) American Express, Discover, JCB International Co., Ltd., Diners Club or Carte Blanche and (ii) any other card payment vehicles (including, but not limited to, on-line debit and EBT cards).

            (e) "Commercial Agreements" means (i) the Sponsorship Agreement and
(ii) the Referral Agreement.

            (f) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns).

            (g) "Referral Agreement" means that certain Master Referral Agreement of even date herewith between Parent and Shareholder.

            (h) A "Subsidiary" of any Person means another Person, an amount of voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first Person.

            (i) "Support Agreements" means those agreements entered into by the Company or any Company Subsidiary in support of its obligations under the UAL Agreement,

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including agreements with MasterCard, VISA, any other Charge Card organizations and NCBK and the Sponsorship Agreement.

            (j) "Tax Returns" means all domestic and foreign (whether national, federal, state, provincial, local or otherwise) Tax Returns and reports required to be filed by or with respect to Shareholder, the Company or any Company Subsidiary.

            (k) "Termination Date" means the date the Merger Agreement is terminated in accordance with its terms.

            (l) "Transfer" with respect to any security means to directly or indirectly: (i) sell, pledge, encumber, transfer or dispose of, or grant an option with respect to, such security or any interest in such security; or (ii) enter into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

            (m) "UAL Agreement" means the Charge Card Processing Agreement, dated as of November 15, 2000, by and among National Processing, LLC (successor by merger to National Processing Company), United Air Lines, Inc. ("UAL") and NCBK.

            2. General Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent as follows:

            2.1 Authority; Enforceability. Shareholder has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder, and, assuming the due authorization, execution and delivery by Parent, constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

            2.2 Noncontravention; Consents. The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Shareholder will not, (i) conflict with the Amended and Restated Certificate of Incorporation or First Restatement of By-laws of Shareholder,
(ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Shareholder under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to Shareholder or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any law applicable to Shareholder or its properties or assets or

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any judgment, order or decree to which Shareholder or its properties or assets have been specifically identified as subject, other than, in the case of clauses
(ii) and (iii), any such breaches, conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not materially impair the ability of Shareholder to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Shareholder in connection with the execution and delivery of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated hereby, except for the filing with the SEC of such reports under
Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and such consents, approvals, orders, authorizations, actions, registrations, declarations or filings the failure of which to be made or obtained (as applicable), individually or in the aggregate, would not materially impair the ability of Shareholder to consummate the transactions contemplated by this Agreement.

            2.3 Shares Owned. As of the date hereof, Shareholder is the sole record and beneficial owner of the Shares free and clear of any lien, restriction, adverse claim, security interest or encumbrance. Shareholder holds exclusive power to vote or transfer the Shares, subject to the limitations set forth in this Agreement.

            2.4 Employees. Since March 31, 2004, neither Shareholder nor any of its Affiliates (other than the Company or any Company Subsidiary) has hired any employee of the Company or any Company Subsidiary who is at a level of vice president or above.

            2.5 Taxes. Except as disclosed in Section 3.1(i) of the Company Disclosure Letter:

            (a) Shareholder has, or has caused to be, filed all Tax Returns and reports required to be filed by it, or a request for extensions to file such Tax Returns or reports has been timely filed, granted and has not expired, and all such filed Tax Returns and reports are complete and accurate in all material respects in so far as they relate to the Company and any Company Subsidiary;

            (b) Shareholder, the Company, or a Company Subsidiary has paid or withheld and remitted all Taxes shown due on such Tax Returns;

            (c) Shareholder has withheld and paid, or has caused the Company or a Company Subsidiary to withhold and pay, all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

            (d) There are no pending or threatened audits, examinations, investigations or other proceedings in respect of Taxes relating to Shareholder or any Group of which the Company or any Company Subsidiary has been a member. There is no dispute or claim concerning any material income Tax liability of any Group for any taxable period during which the Company or any Company Subsidiary was a member. Each deficiency resulting from any

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completed audit or examination relating to any amount of Taxes by any taxing authority or any concluded litigation has been timely paid;

            (e) There are no liens for Taxes upon the assets of the Company or any Company Subsidiary;

            (f) Neither the Company nor any Company Subsidiary has any liability for Taxes for any Person (other than the Company or any Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law);

            (g) Neither Shareholder, nor any Group of which the Company or any Company Subsidiary has been a member, has waived any statute of limitation with respect to Taxes attributable to the Company or any Company Subsidiary or agreed to any extension of time with respect to any Tax assessment or deficiency;

            (h) The Company and each Company Subsidiary has been included in the consolidated federal income Tax Return of the affiliated group of which Shareholder is the common parent;

            (i) Shareholder has not executed or entered into with the IRS, or any taxing authority, a closing agreement pursuant to Section 7121 of the Code, or any similar provision of law, that will require any increase in taxable income or alternative minimum taxable income, or any reduction in Tax credits, for the Company or any Company Subsidiary for any taxable period ending after the Closing Date;

            (j) Shareholder has not agreed to make any adjustment pursuant to
Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of Shareholder, the Company or any Company Subsidiary that will or would reasonably cause the Company or any Company Subsidiary to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date;

            (k) In the past five years, neither the Company nor any Company Subsidiary has distributed a corporation and has been distributed in a transaction that is reported to qualify under Code Section 355.

            3. Representations and Warranties of Parent. Parent hereby represents and warrants to Shareholder as follows:

            3.1 Authority; Enforceability. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and, assuming the due authorization, execution and delivery by Shareholder, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy,

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insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

            3.2 Noncontravention; Consents. The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Parent will not conflict with the articles of association or bylaws of Parent. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for the filing with the SEC of such reports under
Section 13 or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and for such consents, approvals, orders, authorizations, actions, registrations, declarations or filings the failure of which to be made or obtained (as applicable), individually or in the aggregate, would not materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

            4. Agreement to Vote.

            4.1 Voting.

            (a) Shareholder hereby covenants and agrees that, prior to the Termination Date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, and in any action taken by the written consent of shareholders of the Company without a meeting, Shareholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent or cause to be voted or consented the Shares:

            (i) to the extent a vote is solicited in connection with the approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or that would delay or hinder the consummation of the Merger or that would postpone or adjourn such meeting (unless consented to by Parent in writing) or that would preclude fulfillment of a condition precedent to the Closing under the Merger Agreement, against the approval of such action, agreement or proposal; and

            (ii) against approval of any action, agreement, merger, consolidation, combination, control share acquisition, sale or transfer of a material amount of assets, reorganization, going-private transaction or recapitalization of the Company other than pursuant to the Merger Agreement and the Merger.

            (b) Prior to the Termination Date, Shareholder will not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with any provision of this Section 4.1. This Agreement is intended to bind Shareholder only with respect to the specific matters set forth in this Agreement.

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            4.2 Transfer and Other Restrictions.

            (a) From the date hereof until the Termination Date, Shareholder agrees not to, directly or indirectly:

            (i) Transfer any or all of the Shares or any interest therein; or

            (ii) grant any proxy, power of attorney, deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or

            (iii) take any other action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement.

            (b) Shareholder agrees with, and covenants to, Parent that Shareholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares.

            4.3 Adjustments.

            (a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares, or the like, or any other action that would have the effect of changing Shareholder's ownership of the Company's capital stock or other securities or (ii) Shareholder becomes the beneficial owner of any additional shares of Company Common Stock or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by such Shareholder immediately following the effectiveness of the events described in clause (i) or such Shareholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares of such Shareholder hereunder.

            (b) Shareholder hereby agrees, from the date hereof through the Effective Time (or the Termination Date if the Merger Agreement is terminated in accordance with its terms), to promptly notify the Company and Parent of the number of any new shares of Company Common Stock or other securities of the Company acquired by Shareholder after the date hereof.

            4.4 Acquisition Proposals.

            (a) Except to the extent that the Company and its Board of Directors are permitted by Section 4.2 of the Merger Agreement, from the date hereof through the Termination Date, none of Shareholder, any of its Subsidiaries or any of the officers or directors of Shareholder or any of its Subsidiaries shall, and Shareholder shall cause its and its Subsidiaries' employees, agents and Representatives retained by it or any of its Subsidiaries not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any Acquisition Proposal.

            (b) Except to the extent that the Company and its Board of Directors are permitted by Section 4.2 of the Merger Agreement, from the date hereof through the Termination

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Date, none of Shareholder, any of its Subsidiaries or any of the officers or directors of Shareholder or any of its Subsidiaries shall, and Shareholder shall cause its and its Subsidiaries' employees, agents and Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal.

            (c) Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations between Shareholder and any Person conducted heretofore with respect to any Acquisition Proposal. Shareholder agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 4.4(a) of the obligations undertaken in this Section 4.4.

            5. Termination.

            (a) Upon the Termination Date, this Agreement will terminate and be of no further force and effect, except for Sections 2, 5(a), 5(b), 5(c) and 10 hereof, which shall survive the Termination Date. At the Effective Time, Sections 4, 5(b) and 5(c) hereof will terminate and be of no further force or effect. Except as set forth in the preceding two sentences, this Agreement shall not terminate except by mutual written agreement of Parent and Shareholder. The termination of this Agreement or any provisions contained in this Agreement shall not release any party from any liability for any breach of this Agreement that occurred prior to such termination.

            (b) If Shareholder (i) does not vote the Shares in favor of adoption of the Merger Agreement or (ii) breaches its obligations under Section 4 hereof and (A) either the Company or Parent terminates the Merger Agreement pursuant to
Section 7.1(b)(ii) of the Merger Agreement or (B) the Merger Agreement is terminated pursuant to Section 7.1(a), 7.1(b)(i) or 7.1(c) of the Merger Agreement at a time when the Merger Agreement is terminable by Parent pursuant to Section 7.1(b)(ii) of the Merger Agreement, Shareholder shall pay to Parent, by wire transfer of immediately available funds, a fee in the sum of $50.0 million (the "Termination Fee") within one business day after the date of such termination; provided, however, that in no event will Parent be entitled to receive the Termination Fee from Shareholder pursuant to this Section 5(b) if it has received the termination fee from the Company pursuant to Section 7.5(b) of the Merger Agreement.

            (c) Shareholder and Parent acknowledge that the agreement contained in Section 5(b) is an integral part of the transaction contemplated in this Agreement and the Merger Agreement, and that, without this agreement, Parent would not enter into this Agreement or the Merger Agreement; accordingly, if Shareholder fails to promptly pay the Termination Fee, and, in order to obtain such payment, Parent commences a suit that results in a judgment against Shareholder for any of the Termination Fee, Shareholder shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Parent in effect on the date such payment was required to be made.

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            6. Noncompetition and Nonsolicitation Obligations.

            6.1 Acknowledgments by Shareholder. Shareholder acknowledges that
(a) the Business prior to the Effective Time is continental in scope; (b) the products and services related to such Business are marketed throughout North America; (c) the Company's Business prior to the Effective Time competes with other businesses that are or could be located in any part of North America; (d) Parent has required that Shareholder make the covenants set forth in this
Section 6 as a condition to and inducement for Parent entering into this Agreement and the Merger Agreement; (e) the provisions of this Section 6 are reasonable and necessary to protect and preserve Parent's and the Company's interests in and operation of the Business from and after the Effective Time;
(f) Parent and the Company would be irreparably damaged if Shareholder were to breach the covenants set forth in this Section 6; and (g) the covenant in
Section 6.2(a) is reasonable with respect to its duration, geographical area and scope. As used in this Section 6, "Territory" means (i) the United States and
(ii) North America.

            6.2 Noncompetition and Nonsolicitation. For a period of three years after the Effective Time (the "Term"):

            (a) Shareholder will not, directly or indirectly (including through a downstream Affiliate), engage or invest in, own (or have more than a 5% ownership interest in), manage, operate, control or participate in the management, operation, control of, any Person engaged in the Business anywhere within the Territory (a "Competing Activity"); provided, however, that a Competing Activity shall in no case include (i) the performance by Shareholder of its obligations under the Commercial Agreements, (ii) the performance by Shareholder of its obligations related to retaining liability for the UAL Agreement, (iii) subject to Shareholder's obligations under the Commercial Agreements, Shareholder's or any of its Affiliates performing any agreement with a third party requiring Shareholder or such Affiliate to refer business to such third party that may compete with the Business or (iv) membership, participation (including as a director, officer, committee or task force member or otherwise) or an ownership interest in any debit card, ATM card, or credit card network (the permitted activities set forth in clauses (i) and (ii) hereinafter being referred to as the "Commercial Activities" and the permitted activities set forth in clauses (i) through (iv) hereinafter being referred to as the "Permitted Activities");

            (b) Other than with respect to the Permitted Activities, Shareholder will not, directly or indirectly (including through a downstream Affiliate), induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with the Company or any of Company Subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Company or any Company Subsidiary; and

            (c) Other than with respect to the Permitted Activities, Shareholder will not, directly or indirectly (including through a downstream Affiliate), solicit the business of any Person known to Shareholder to be a customer of the Company or any Company Subsidiary, whether or not Shareholder or any such Affiliate had personal contact with such Person, with respect to products or activities that compete in whole or in part with the Business.

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            In the event of a breach by Shareholder or any Affiliate thereof of any covenant set forth in this Section 6, the term of such covenant will be extended by the period of the duration of such breach.

            6.3 Exceptions.

            (a) If Shareholder complies with Section 6.4 hereof, its acquisition of a Person engaged in whole or in part (whether directly or through another Person) in the Business (such Person's portion of the Business, including, with respect to any interest of such Person in a joint venture, such Person's interest in the joint venture, the "Third Party Processing Business") will not constitute a breach of Shareholder's obligations under Section 6.2.

            (b) Shareholder's acquisition by (including by merger) a Person engaged in whole or in part in the Business will not constitute a breach of Shareholder's obligations under Section 6.2 unless such acquisition of Shareholder by such Person is structured as an acquisition of Shareholder for the purpose of circumventing the restrictions contained in Section 6.2, in which case the Third Party Processing Business of such acquiring Person shall be subject to the provisions of Section 6.4 as if Shareholder or one of its Affiliates were the acquiring party.

            6.4 Parent Rights With Respect to Third Party Processing Businesses.

            (a) If, during the Term, Shareholder (directly or through a downstream Affiliate) enters into a contract to acquire, and consummates its acquisition of (whether during the Term or thereafter), a Third Party Processing Business in the United States or any interest in any such business, except if pursuant to Section 6.4(b) Shareholder decides not to sell such business, Shareholder will promptly deliver to Parent (i) notice of that acquisition accompanied by a description of the acquired business and financial information in sufficient detail to permit Parent or a third party to determine whether Parent desires to purchase such Third Party Processing Business and (ii) if the Third Party Processing Business is subject to any operating or ownership agreements, such as a joint venture or shareholders agreement, complete copies of these documents (under standard confidentiality terms).

            (b) If, during the Term, Shareholder (directly or through a downstream Affiliate) enters into a contract to acquire, and consummates its acquisition of (whether during the Term or thereafter), a Third Party Processing Business that has a market share less than 5% of the Business in the United States (based on purchase volume in U.S. dollars) and Shareholder determines to dispose of such Third Party Processing Business, Parent shall have a right to purchase such Third Party Processing Business under the terms described in the following sentences in this subsection (b); provided, however, that if and when Shareholder acquires multiple Third Party Processing Businesses that together aggregate a market share equal to or greater than 5% of the Business in the United States (based on purchase volume in U.S. dollars) such acquired businesses shall be treated as the acquisition of a single Third Party Processing Business as set forth in Section 6.4(c) hereof. Within 30 days of the closing of Shareholder's acquisition, Shareholder shall provide to Parent the information described in Section 6.4(a). Within 30 days after receipt of the last of such information, Parent shall notify Shareholder in writing whether or not it desires to purchase such Third Party Processing Business (the "Notice"). If it elects to purchase such business, (i) for a period no longer than 15 days,

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Shareholder and Parent shall attempt in good faith to agree upon an independent valuation expert experienced in the field of valuation of merchant processing businesses or (ii) if agreement has not been reached within such period, Parent and Shareholder shall each select an independent valuation expert experienced in the field of valuation of merchant processing businesses and those two individuals shall select a third such expert (in either the case of (i) or (ii), the "Valuation Expert"). Shareholder shall provide or cause to be provided to the Valuation Expert information and access to personnel regarding the Third Party Processing Business (under standard confidentiality terms) reasonably sufficient for it to render its valuation. Within 30 days of its appointment, using customary valuation techniques, the Valuation Expert shall render an opinion as to the fair market value of the Third Party Processing Business, which shall be binding (the "Fair Market Value"). If Parent has elected to purchase the Third Party Processing Business and has caused the parties to initiate the valuation process described above, and after such valuation process, Parent determines that it does not want to pursue such purchase, it shall reimburse Shareholder for its expenses related to such valuation process. If Parent determines to pursue such purchase, Parent shall then be obligated to purchase the Third Party Processing Business for Fair Market Value and on other terms mutually agreed by Shareholder and Parent negotiating in good faith and using all reasonable efforts to close such transaction within 12 months of the date of Shareholder's acquisition of such Third Party Processing Business. If Parent elects not to purchase the Third Party Processing Business, Shareholder may retain such Third Party Processing Business.

            (c) If, during the Term, Shareholder (directly or through a downstream Affiliate) enters into a contract to acquire, and consummates its acquisition of (whether during the Term or thereafter), a Third Party Processing Business that has a market share equal to or greater than 5% of the Business in the United States (based on purchase volume in U.S. dollars), Shareholder must sell such Third Party Processing Business within 18 months of the closing of its acquisition; provided, however, that if Parent elects not to purchase such Third Party Processing Business, and Shareholder's acquisition of such Third Party Processing Business closes after the Term, Shareholder may retain such Third Party Processing Business. Parent shall have the right to purchase such Third Party Processing Business under the terms described in the following sentences in this subsection (c). Within 30 days of the closing of Shareholder's acquisition, Shareholder shall provide to Parent the information described in
Section 6.4(a). Within 30 days after receipt of the last of such information, Parent shall notify Shareholder in writing (i) that it desires to purchase the applicable Third Party Processing Business or (ii) that it does not desire to purchase such business. If Parent notifies Shareholder of its desire to purchase such business, it must then either (x) commit to purchasing such business at a Fair Market Value determined by a Valuation Expert selected in accordance with the procedure set forth in Section 6.4(b) or (y) notify Shareholder to conduct an auction process to sell the Third Party Processing Business. If Shareholder initiates an auction process pursuant to the preceding sentence, Parent must be permitted the opportunity to participate in such process with the same rights as any other participant. If the purchase is to be based on Fair Market Value determined by the Valuation Expert, Shareholder shall provide or cause to be provided to the Valuation Expert information and access to personnel regarding the Third Party Processing Business (under standard confidentiality terms) reasonably sufficient for it to render its valuation. Within 30 days of its appointment, using customary valuation techniques, the Valuation Expert shall render an opinion as to the Fair Market Value. Parent shall then be obligated to purchase the Third Party Processing Business for Fair Market Value and on other terms mutually agreed by Shareholder and Parent negotiating in good faith and using all reasonable efforts to close such transaction within 12 months of the date of Shareholder's acquisition of such Third Party Processing Business.

            (d) If the acquired Third Party Processing Business represents less than 100% ownership of the entity in which such Third Party Processing Business is conducted and such entity is subject to option or similar agreement giving Shareholder the right to dissolve, withdraw from or otherwise acquire a portion of the Business, the Parent shall have the right to purchase that acquired interest using the valuation method set forth in Section 6.4(b).

            (e) Notwithstanding the foregoing provisions in this Section 6.4, with respect to any Third Party Processing Business that consists of Shareholder's or its Affiliate's interest in a joint venture, Shareholder or its Affiliate, as applicable, need only exercise all reasonable efforts to carry out the intent of this Section 6.4 and shall not be required to breach any written agreement governing that joint venture.

            6.5 Restrictions on Soliciting Employees. During the Term, Shareholder shall not, and shall cause each of its directors, officers, employees, agents, assigns, Affiliates and Representatives (collectively, the "Related Parties") not to, without the prior written approval of the Parent, directly or indirectly, solicit, hire, employ, or intentionally encourage, entice or induce, or assist any other Person in so doing, as an employee or independent contractor, any individual who is an employee of the Company or any Company Subsidiary as of the date hereof (i) with a base salary in excess of $100,000, (ii) with a title of vice president or above or (iii) who is employed in a sales position (exclusive of employees who serve in principally administrative support position); provided, however, that the foregoing prohibitions shall not be deemed to be violated by any general solicitation of employment not specifically directed at such employees, including advertising of open positions, participating in job fairs or other generalized forms of solicitation or response to unsolicited inquiries about employment opportunities or if any such person contacts Shareholder of his or her own initiative without any direct or indirect solicitation by, or encouragement from, Shareholder.

            6.6 Remedies. If Shareholder breaches the covenants set forth in this Section 6, Parent and the Company will be entitled to the following remedies: (a) other than with respect to Section 6.4, damages from Shareholder and (b) injunctive or other equitable relief (other than the right to offset) to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 6, it being agreed that money damages alone would be inadequate to compensate the Company and Parent and would be an inadequate remedy for such breach. The rights and remedies of the Company and Parent in this Section 6 are cumulative and not alternative, and are in addition to any other remedies the Company and Parent has under this Agreement or by law.

            6.7 Severability. Whenever possible, each provision and term of this
Section 6 will be interpreted in a manner to be effective and valid, but if any provision or term of this Section 6 is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Section 6. If any of the covenants set forth in this Section 6 are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Shareholder to the greatest extent permissible.

            7. Nondisclosure of Proprietary Information.

            (a) Other than to the extent necessary with respect to the Commercial Activities, at any time after the Effective Time, Shareholder shall not, and shall cause its Related Parties not to, at any time, except as required by law or the disclosure requirements of any applicable stock exchange or the SEC, make use of in competition with the Parent, the Company or any of their respective Affiliates, divulge or otherwise disclose, directly or indirectly, any trade secret, proprietary data, pricing or other confidential information (including, but not limited to, any customer list, record or financial information) concerning the Business or the Company's customers that Shareholder or such Related Party may have learned as an owner, shareholder, employee, officer or director of the Company (collectively, the "Company Proprietary Information"). Notwithstanding the foregoing, Company Proprietary Information shall not include (i) any information that has become generally available in the public domain other than through a disclosure by Shareholder or a Related Party of Shareholder that is prohibited by this Section 7(a) or (ii) is shown to have been received by Shareholder or a Related Party of Shareholder from a Person that is not (A) a Related Party of the Company or the Parent or (B) under a restriction against divulging Company Proprietary Information.

            (b) Notwithstanding the foregoing Section 7(a), in the event that Shareholder or any of its Related Parties is requested or required (under applicable laws or by oral questions, interrogatories, requests for information or documents by any Governmental Entity or other Person in legal proceedings, subpoenas, civil investigative demands or other similar process) to disclose any Company Proprietary Information, such Shareholder or Related Party so requested or required shall provide the Company with prompt written notice of any such request or requirement so that the Company may object to production, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver of the Company, Shareholder or a Related Party is nonetheless legally compelled to disclose such Company Proprietary Information, Shareholder or such Related Party may, without liability hereunder, disclose only that portion of the Company Proprietary Information that is legally required to be disclosed.

            8. Tax Matters.

            8.1 Tax Periods Ending Before the Closing Date.

            (a) Shareholder shall (i) prepare and file all federal and state income and franchise Tax Returns for the Company or any Company Subsidiary with respect to all periods ending before the Closing Date that are due before the Closing Date, (ii) prepare and file or cause the Company or any Company Subsidiary to prepare and file all other Tax Returns, reports and forms for the Company or any Company Subsidiary that are due before the Closing Date and (iii) pay all Taxes with respect to clause (i) shown on such Tax Returns and at the time of such filing shall pay or shall cause the Company and any Company Subsidiary, as applicable, to pay all

Taxes with respect to clause (ii) shown on such returns. All such Tax Returns shall be prepared in a manner consistent with prior practices for the Company or any Company Subsidiary.

            (b) Parent shall prepare and file, or cause the Company or a Company Subsidiary to prepare and file, all other Tax Returns due on or after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Shareholder will include the operation of the Company or any Company Subsidiary) with respect to taxable periods ending before the Closing Date in a manner consistent with prior practices for the Company or any Company Subsidiary, except for changes necessary to comply with changes in, or application of, Tax law. Notwithstanding preparation of such Tax Returns, Shareholder shall be solely responsible for any Taxes incurred before the Closing Date in excess of any Taxes properly accrued on the books of the Company and any Company Subsidiary as of the Closing Date, excluding penalties solely attributable to the negligence of or the late filing of such Tax Returns by Parent or the Company or any Company Subsidiary after the Closing Date and net of any Tax overaccruals.

            (c) The filing party shall submit any such federal or state income or franchise Tax Returns to the reviewing party a reasonable number of days before the due date thereof (including any extensions that have been properly filed and copied to the reviewing party). The filing party shall submit all other Tax Returns to the reviewing party a reasonable number of days before the due date thereof (including any extensions that have been properly filed and copied to the other) to allow for reasonable review and comment. The reviewing party shall have the right to review and comment and consent to the form and substance of such Tax Returns (which consent may not be unreasonably withheld). Upon agreement with respect to the form and substance of such Tax Return, the filing party shall cause such Tax Return to be filed. If the filing party does not prepare and submit such Tax Return within the period set forth herein, the reviewing party may prepare and file (or cause to be prepared and filed) such Tax Return in a manner consistent with prior practices for the Company or any Company Subsidiary.

            8.2 Tax Periods Beginning Before and Ending After the Closing Date.

            (a) Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for the Company and any Company Subsidiary for Tax periods beginning before and ending after the Closing Date in a manner consistent with prior practices for the Company and any Company Subsidiary, except for changes necessary to comply with changes in, or application of, Tax law. Notwithstanding preparation of such Tax Returns, Shareholder shall be solely responsible for any Taxes incurred before the Closing Date in excess of any Taxes properly accrued on the books of the Company and any Company Subsidiary as of the Closing Date, excluding penalties solely attributable to the negligence of or the late filing of such Tax Returns by Parent or the Company or any Company Subsidiary after the Closing Date and net of any Tax overaccruals.

            (b) For purposes of this Section 8.2, the portion of Taxes incurred before the Closing Date shall be allocated (i) based on an interim closing of the books as of the Closing Date with respect to Taxes determined on the basis of income and (ii) on a per diem basis with respect to all other Taxes.

            (c) Parent shall submit all Tax Returns to Shareholder a reasonable number of days before the due date thereof (including any extensions that have been properly filed and copied to the other) to allow for reasonable review and comment. Shareholder shall have the right to review and comment and consent to the form and substance of any such Tax Return prepared by Parent (which consent may not be unreasonably withheld). Upon agreement with respect to the form and substance of such Tax Return, Parent shall cause such Tax Return to be filed. If Parent does not prepare and submit such Tax Return within the period set forth herein, Shareholder may prepare and file (or cause to be prepared and filed) such Tax Return in a manner consistent with prior practices for the Company or any Company Subsidiary, as the case may be.

            8.3 Tax Periods Beginning On or After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and any Company Subsidiary for Tax periods beginning on or after the Closing Date and shall be solely responsible for any Taxes incurred on or after the Closing Date.

            8.4 Cooperation on Tax and Other Matters.

            (a) (i) Shareholder shall have the right to elect to control any audit or examination by any taxing authority, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any federal or state income Taxes of the Company and any Company Subsidiary for all Tax periods ending before the Closing Date and (ii) Parent shall have the right to elect to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes, other than those described in Section 8.4(a)(i), of the Company and any Company Subsidiary for all Tax periods; provided, however, that each party shall promptly notify the other of any audit, proceeding or other event described above in clause (i) or (ii) (each, an "Event"), and the parties shall consult with each other with respect to the resolution of any issue relating to Taxes arising as a result of or in connection with each Event and shall not, without prior consent of the other party, finally settle, compromise or resolve any matter related to such Event if such final settlement, compromise or resolution would result in liability to the other party. Shareholder shall not settle any audit or examination in a manner that would adversely effect the Company or any Company Subsidiary after the Closing Date without the prior written consent of Parent, which consent shall not be unreasonably withheld. Parent shall not settle any audit or examination in a manner that would adversely effect Shareholder or its Affiliates without the prior written consent of Shareholder, which consent shall not be unreasonably withheld. To the extent a party controls any Event as provided in this Section 8.4(a), such party shall pay the costs and expenses relating thereto.

            (b) Shareholder shall have the right to control an Event that relates only to its Taxes for Tax periods ending before the Closing Date. If such Event and the resolution thereof may involve, or have any effect on, the Taxes or liability of the Company or any Company Subsidiary or Parent after the Effective Time, Shareholder shall promptly notify Parent of such Event, and Shareholder shall consult with Parent with respect to the resolution of any issue relating to Taxes arising as a result of or in connection with such Event and shall not, without the prior consent of Parent, finally settle, compromise or resolve any matter related to such Event if such final settlement, compromise or resolution would result in liability to Parent, the Company or any Company Subsidiary. To the extent Shareholder controls any Event as provided in this Section 8.4(b), Shareholder shall pay the costs and expenses relating thereto, other than the costs and expenses related to Parent's review and consultation.

            (c) The parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 8 and any audit, litigation, examination or other judicial or administrative proceeding with respect to Taxes or preparation of other financial or accounting reports or other documents. Such cooperation shall include the retention and (upon the other party's request and sole expense) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties further agree, upon request, that they will use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Shareholder may not make any Tax election regarding the Company or any Company Subsidiary from the date hereof through the Closing Date without the prior written consent of Parent, which consent may be withheld in its sole discretion. Parent may not make any Tax election regarding the Company or any Company Subsidiary after the Closing Date that could have an adverse impact on Shareholder or any of its Affiliates for a Tax period ending on or prior to the Closing Date.

            (d) Parent and Shareholder will provide reasonable assistance and access to records as reasonably requested by each other, including the testimony of employees, officers, experts and other witnesses within its control, in the defense of any claim, lawsuit, Tax examination or other proceeding relating to the Company or any Company Subsidiary. The requesting party shall reimburse all direct expenses incurred by the other party in providing such assistance.

            (e) Post-Closing Elections. At Shareholder's request, Parent shall cause the Company or any Company Subsidiary to make or join with Shareholder in making any election if the making of such election does not have an adverse impact on Parent (or the Company or any Company Subsidiary) for any Tax period ending after the Closing Date.

            (f) Carrybacks. Shareholder shall pay to Parent any Tax refund (or reduction in Tax liability) resulting from a carryback of a Tax attribute arising in a taxable period beginning after the Closing Date of the Company or any Company Subsidiary into Shareholder's consolidated Tax Return, when such refund (or reduction) is realized by Shareholder or any Affiliate. Shareholder shall be entitled to retain any Tax refund (or reduction in Tax liability) resulting from a carryback of a Tax attribute arising in a taxable period ending on or before or including the Closing Date. At Parent's request, Shareholder will cooperate with the Company and any Company Subsidiary in obtaining a refund (or reduction), including through the filing of amended Tax Returns or refund claims to the extent relating to a Tax period ending after the Closing Date, provided that the costs associated with any such filing or cooperation shall be borne solely by Parent. Parent agrees to indemnify Shareholder for any Taxes resulting from the disallowance of any post-acquisition Tax attribute on audit or otherwise. Notwithstanding anything in this Section 8.4(f) to the contrary, in no event will Shareholder be required to cooperate with the Company and any Company Subsidiary in obtaining a refund (or reduction) for a Tax period ending after the Closing Date if such action could result in an adverse Tax or financial impact on Shareholder or any of its Affiliates.

            (g) Carryovers. Shareholder shall be entitled to elect to retain any net operating loss carryovers or capital loss carryovers of the Company or any Company Subsidiary relating to a period ending on or prior to the Closing Date.

            (h) Tax-Sharing Agreement. Any Tax-sharing agreement between Shareholder and the Company or any Company Subsidiary will be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

            9. Indemnification.

            9.1 UAL Liability. Parent and Shareholder agree that all liabilities arising from the relationships between the Company and the Company Subsidiaries, on the one hand, and United Airlines, Inc. and its Affiliates, on the other hand, whether arising from the UAL Agreement or any other agreement or course of conduct, shall be exclusively the obligation and liability of Shareholder. Accordingly, the parties shall take all steps appropriate to transfer to Shareholder, all past, present and future liability for the UAL Agreement and the Support Agreements as fully as if Shareholder had been the party contracting to such agreements in place of the Company, and Shareholder shall indemnify the Parent Group (as defined below) as provided in this Agreement. Notwithstanding the generality of the foregoing:

            (a) Shareholder shall pay in a timely fashion the entire cost of performance and shall satisfy all other obligations (other than those paid by NCBK under the Sponsorship Agreement) under the UAL Agreement and the Support Agreements, including, without limitation, the following (collectively, the "UAL Agreement Liability"):

            (i) the Company's (or any Company Subsidiary's) past activities under the UAL Agreement or any Support Agreement that result from a breach of the UAL Agreement or any Support Agreement or that result in a third party Claim;

            (ii) any transactions processed under the UAL Agreement, the Support Agreements or otherwise on behalf of UAL or any of its Affiliates, or the credit or debit card charges incurred in connection with those transactions, whether past, present or future, that may result in any charge, chargeback, recapture, refund, fee, tax, claim or other payment made upon the Company or any Company Subsidiary;

            (iii) the Company's (or any Company Subsidiary's) processing or transmitting of electronic data for UAL pursuant to the UAL Agreement or the Sponsorship Agreement whether prior to or after the Effective Time (provided that in connection with future transactions Parent shall cause the Company to follow the reasonable, good faith directions of Shareholder in performing under such contract) that may result in any charge, chargeback, recapture, refund, fee, tax, claim or other payment made upon the Company or any Company Subsidiary;

            (iv) any guarantee between the Company (or any Company Subsidiary) and MasterCard, VISA or any other Charge Card organization as well as any contractual obligation or commitment or payment or reimbursement obligation owing to MasterCard, VISA or any other Charge Card organization arising from any transaction processed for UAL or any guarantee of the payment of that transaction;

            (v) any sponsor agreement, obligation or guarantee by the Company or any Company Subsidiary in favor of NCBK;

            (vi) any charge, chargeback, recapture, refund, fee, Tax, Claim or other payment made upon, or payments by, the Company or any Company Subsidiary as a result of the failure by UAL to pay any of such amounts; and

            (vii) the Company's (or any Company Subsidiary's) cost for rendering, processing or subprocessing services on behalf of Shareholder in connection with the UAL Agreement as provided in the Sponsorship Agreement.

            (b) Shareholder shall indemnify, defend, reimburse and hold harmless the Parent and its Affiliates, and each officer, director and employee of the Parent or of any of its Affiliates and their respective heirs, successors and assigns (collectively, the "Parent Group"), from and against all Claims (as defined in Section 9.4), as asserted against, resulting to, imposed upon or incurred by any member of the Parent Group, directly or indirectly, arising from:

            (i) any litigation or other proceedings in bankruptcy initiated by or on behalf of UAL or any creditor of, or trustee for, UAL;

            (ii) by any third party resulting from the failure or omission by the Company, prior to the Effective Time, to make or accurately report or disclose the scope, nature or amount of its liability, potential liability or risk exposure with respect to UAL as required under applicable law; and

            (iii) the UAL Agreement, Shareholder's (or any of its Affiliates') relationship with UAL or any obligation of NCBK to the Company (or any of its Affiliates) under the Sponsorship Agreement.

            9.2 General Indemnity. Upon the terms and subject to the conditions of this Section 9, Shareholder shall indemnify, defend, reimburse and hold harmless the Parent Group from and against all Claims, as incurred, asserted against, resulting to, imposed upon or incurred by any member of the Parent Group, directly or indirectly, arising from:

            (a) if, and to the extent that, Parent or its Affiliate has suffered provable monetary damages, the breach or violation of Sections 6 or 7 of this Agreement;

            (b) the breach or violation of Sections 2.4, 2.5, 8 or 9.1 of this Agreement;

            (c) any and all Taxes of any (i) member of a Group (other than the Company or any Company Subsidiary) of which the Company or any Company Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (ii) Person (other than the Company or any Company Subsidiary) imposed on the Company or any Company Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Effective Time.

            9.3 Purchase Price Indemnity. Shareholder shall reimburse Parent:

            (a) in an amount equal to (i) (A) the Merger Consideration times (B) the number of shares of Company Common Stock issued and outstanding at the Effective Time, including restricted shares, in excess of (1) 53,344,125 plus
(2) the number of shares of Company Common Stock underlying any Company Options listed in Section 3.1(c) of the Company Disclosure Letter exercised between the date hereof and the Effective Time, if any, plus (ii) (A) the number of shares of Company Common Stock underlying any Company Options not listed in Section 3.1(c) of the Company Disclosure Letter times (B) the Merger Consideration minus the exercise price of such Company Options; and

            (b) in an amount equal to (i) 0.83 times (ii) the amount by which the Cash on the Company's balance sheet on September 30, 2004 is less than the sum of (A) $322 million plus (B) the aggregate exercise price of all Company Options exercised between the date hereof and September 30, 2004 (the sum of clauses (A) and (B), the "Threshold Amount"); provided, however, that in no event will the amount of reimbursement pursuant to this Section 9.3(b) exceed
(x) 0.83 times (y) (1) the Threshold Amount minus (2) $296 million.

            9.4 Any member of the Parent Group claiming entitlement to indemnification pursuant to this Section 9 is hereinafter sometimes referred to as an "Indemnified Party". The term "Claim" means and includes any and all liabilities, losses, damages, claims, costs and expenses, Taxes, interest, awards, charges, assessments, litigation, proceeding, investigation, settlement, judgment or judicial compromise (whether voluntary or involuntary), judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by any Indemnitee (including, without limitation, any action brought or otherwise initiated by any of them), including any consequential, punitive, special or incidental damages paid to any third party, but excluding any consequential, punitive, special or incidental damages awarded to Parent or its Affiliates. For purposes of determining the amount of a Claim from an underaccrual of income Taxes, such amount shall be reduced by any Tax benefit (including any future Tax benefit) derived by the Company or Shareholder in connection with that underaccrual. To avoid duplication of payments hereunder, if any, whenever following receipt of an indemnification payment, either party receives insurance proceeds or other third-party payment with respect to the same Claim for which indemnification has been paid, the amount of the indemnification payment duplicated will be refunded to the party making payment.

            9.5 Procedures.

            (a) An Indemnified Party shall give Shareholder written notice of any matter that such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement within 20 days of such determination, stating the indemnifiable amount, if known, and method of computation thereof. The failure by any Indemnified Party so to notify Shareholder shall not relieve Shareholder from any liability which it may have to such Indemnified Party under this Section 9, except to the extent that Shareholder demonstrates that it has been materially prejudiced by such failure (except that Shareholder shall not be liable for any expense incurred during the period, if any, from the date that is 20 days after such determination to the date the Indemnified Party provides notice hereunder). If Shareholder does not notify the Indemnified Party in writing within 20 days following its receipt of such notice that Shareholder disputes its liability to the Indemnified Party under this Section 9, such Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of Shareholder under this
Section 9 and Shareholder shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date when the amount of such Claim (or such portion thereof) becomes finally determined. If Shareholder has timely disputed its liability with respect to such Claim, as provided above, Shareholder and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations and paid within 20 days, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction pursuant to the terms hereof.

            (b) Shareholder shall have the right to compromise or, if appropriate, defend any Claim at its own cost and, except as provided in the Shareholder Disclosure Letter delivered herewith, through counsel of its own choosing. In the event Shareholder undertakes to compromise or defend any Claim, it shall promptly (and in any event, no later than 20 days after receipt of the applicable notice of the Claim from the Indemnified Party) notify the Indemnified Party in writing of its intention to do so. The Indemnified Party shall fully cooperate with Shareholder and its counsel in the defense or compromise of such Claim (including by making available to Shareholder all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party and that are reasonably necessary or desirable for the defense of such matter). After the assumption of the defense by Shareholder, the Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by Shareholder in connection with such Claim, including any costs or expenses associated with the compromise or resolution of the Claim (unless Shareholder disputes its liability for such indemnification Claim and a final, nonappealable court order or judgment determines that Shareholder is not liable to indemnify the Indemnified Party), but the Indemnified Party (unless the claim involves Taxes) may participate in such defense at its own expense. No settlement of a Claim defended by Shareholder shall be made without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. Shareholder shall not, except with the prior written consent of the Indemnified Party, consent to the entry of a judgment or settlement of a Claim that does not include as an unconditional term thereof, the giving by the claimant and/or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Claim. If notice is given to Shareholder of a Claim and Shareholder does not, within 20 days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Claim, Shareholder will be bound by any determination made in a proceeding with respect to such Claim or any compromise or settlement effected by the Indemnified Party.

            (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a proceeding involving a Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to Shareholder, assume the exclusive right to defend, compromise or settle such proceeding; provided, that the Indemnified Party may not settle or compromise any such claim or demand without the prior written consent of Shareholder, such consent not to be unreasonably withheld.

            9.6 Procedure for Calculating Cash at the Effective Time. Within 30 days after the earlier to occur of October 31, 2004 or the Closing Date, Parent shall deliver to Shareholder its calculation (in a manner consistent with the Company's past practice) of Cash at the Effective Time with supporting documentation (the "Calculations"). If Shareholder disputes Parent's calculation of Cash, Shareholder shall give Parent notice within 15 days of receipt of the Calculations, (i) setting forth Shareholder's calculation of Cash and (ii) specifying in reasonable detail Shareholder's basis for its disagreement with Parent's Calculations. The failure by Shareholder to notify Parent of its disagreement within such 15 calendar-day period will constitute Shareholder's acceptance of Parent's computation of Cash. If Shareholder and Parent are unable to resolve any disagreement between them within 10 calendar days after Shareholder's giving the notice of disagreement, the items in dispute will be referred for determination to a nationally recognized accounting firm independent of Shareholder and Parent and mutually acceptable to Shareholder and Parent (the "Accountants"). The Accountants will make a determination as to each of the disputed items, which determination will be (w) in writing, (x) furnished to each of Shareholder and Parent as promptly as practicable after the referral of the disputed items to the Accountants but in any event no later than 15 calendar days after being retained, (y) made in accordance with this Agreement and (z) conclusive and binding on Shareholder and Parent. The fees and expenses of the Accountants in connection with the determination referred to in this
Section 9.5 will be borne equally by Shareholder and Parent.

            10. Miscellaneous.

            10.1 Further Assurances. The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto shall cooperate with the other party hereto, to the extent reasonably requested by such party, to enforce rights and obligations herein provided.

            10.2 Limitation. Shareholder will retain at all times the right to vote the Shares, in Shareholder's sole discretion, on all matters, other than those set forth in Section 4.1, which are at any time or from time to time presented to the Company's shareholders generally.

            10.3 Severability. If any term in or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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

            10.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

            10.5 Extension; Waiver. Either Parent or Shareholder may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement, or (c) waive compliance by the other party with any of the agreements contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

            10.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Shareholder Disclosure Letter delivered herewith (which shall be incorporated herein be reference) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to confer upon any Person other than the parties any rights or remedies.

            10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of each other party. Any assignment in violation of this
Section 10.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

            10.8 Governing Law. This Agreement is to be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

            10.9 Jurisdiction. With respect to any matter that may be litigated hereunder, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal courts located in the State of Ohio in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. The parties waive their right to jury trial.

            10.10 Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

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

            If to Parent:

            Bank of America Corporation
            100 North Tryon Street
            NC1-007-20-01
            Charlotte, North Carolina   28255
            Attention: General Counsel
            Telecopy No.: (704) 386-0181

            With a copy (which shall not constitute notice) to:

            Helms Mulliss & Wicker, PLLC
            201 North Tryon Street
            Charlotte, North Carolina   28202
            Attention:  Boyd C. Campbell
            Telecopy No.: (704) 343-2300

            If to Shareholder:

            National City Corporation
            1900 East Ninth Street
            Cleveland, Ohio   44114
            Attention: General Counsel
            Telecopy No.: (216) 222-2336

            With a copy (which shall not constitute notice) to:

            Jones Day
            North Point
            901 Lakeside Avenue
            Cleveland, Ohio 44114
            Attention: Lyle G. Ganske
            Telecopy No.: (216) 579-0212

            10.11 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Ohio, this being in addition to any other remedy to which they are entitled at law or in equity.

            10.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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

            10.13 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. In the event an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. No provision of this Agreement will be interpreted in favor of, or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation."

            10.14 Fees and Expenses. Except as provided in Section 5 hereof or in the Shareholder Disclosure Letter delivered pursuant hereto, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

            10.15 Survival of Representations and Warranties. All representations and warranties in this Agreement shall survive the Termination Date.

                           [Intentionally Left Blank]

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

      IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

                                  BANK OF AMERICA CORPORATION


                                  By:   /s/ Rose-Marie V. Stercay
                                     ___________________________________________
                                     Name:  Rose-Marie V. Stercay
                                     Title: Senior Vice President


                                  NATIONAL CITY CORPORATION


                                  By:   /s/ J. Armando Ramirez
                                     ___________________________________________
                                     Name:  J. Armando Ramirez
                                     Title: Executive Vice President


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